Exhibit 1

Marketing & Communications | 415.973.5930 | www.pgecorp.com

February 11, 2019

PG&E Provides Update on Board Refreshment Process

Expects Majority of Board Will Be New Independent Directors by 2019 Annual Meeting

San Francisco, Calif.—The Board of Directors (the “Board”) of PG&E Corporation (NYSE: PCG) (the “Company”) today provided an update on its previously announced Board refreshment process. The Board currently expects that no more than five of the Company’s current directors will stand for election at the 2019 Annual Meeting of Shareholders. The Board intends that a majority of the directors of the Company will be new independent directors by the time of the 2019 Annual Meeting, subject to proper consideration of new candidates. The Board is expected to include 11 independent directors at that time. Subject to applicable regulatory approvals, it is expected that the Board of Directors of the Company’s utility subsidiary, Pacific Gas and Electric Company (the “Utility”), will track the new composition of PG&E’s Board.

The Board is working with a leading search firm and has identified strong candidates who would add fresh perspectives and augment the Board’s expertise in safety, operations and other critical areas. As the Board continues to work through this process of identifying and evaluating candidates, it is committed to engaging with shareholders and other stakeholders to solicit their views on new independent directors.

The Board stated: “We fully understand that PG&E must re-earn trust and credibility with its customers, regulators, the communities it serves and all of its stakeholders, and we are continuing to make changes that reinforce PG&E’s commitment to safety and improvement. We recognize the importance of adding fresh perspectives to the Board to help address the serious challenges the business faces now and in the future. That is why we are committed to significant Board refreshment with the current expectation that no more than five current directors will stand for election and the intention that a majority of the Board will be new independent directors. We have been working diligently to identify respected professionals with relevant experience in safety, operations and other critical areas, and we have identified a number of strong candidates. Throughout this process of identifying and evaluating candidates, we intend to remain engaged with our shareholders and other stakeholders on potential new director nominees to ensure we are aligned and are evaluating the most qualified candidates who can help PG&E deliver safe and reliable service to our customers in the years ahead.”

About PG&E Corporation

PG&E Corporation (NYSE: PCG) is a holding company headquartered in San Francisco. It is the parent company of Pacific Gas and Electric Company, an energy company that serves 16 million Californians across a 70,000-square-mile service area in Northern and Central California. Each of PG&E Corporation and the Utility is a separate entity, with distinct creditors and claimants, and is subject to separate laws, rules and regulations. For more information, visit http://www.pgecorp.com. In this press release, they are together referred to as “PG&E.”

Cautionary Statement Concerning Forward-Looking Statements

This news release includes forward-looking statements that are not historical facts, including statements about the beliefs, expectations, estimates, future plans and strategies of PG&E Corporation and the Utility. These statements are based on current expectations and assumptions, which management believes are reasonable, and on information currently available to management, but are necessarily subject to various risks and uncertainties. In addition to the risk that these assumptions prove to be inaccurate, factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include factors disclosed in PG&E Corporation’s and the Utility’s annual report on Form 10-K for the year ended December 31, 2017, their quarterly reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018, and September 30, 2018, and their subsequent reports filed with the Securities and Exchange Commission. Additional factors include, but are not limited to, those associated with the Chapter 11 cases of PG&E Corporation and the Utility that commenced on January 29, 2019. PG&E Corporation and the Utility undertake no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events or otherwise, except to the extent required by law.

Additional Information

PG&E Corporation and the Utility intend to file a joint proxy statement and other documents with the U.S. Securities and Exchange Commission (the “SEC”) in connection with their solicitation of proxies for their 2019 Annual Meetings. Investors and security holders are urged to read any such joint proxy statement (and any amendments and supplements thereto), the accompanying WHITE proxy card and other documents that have been or may be filed with the SEC carefully and in their entirety as they contain or will contain important information about the 2019 Annual Meetings. Investors and security holders should read the joint proxy statement carefully before making any voting or investment decisions. Investors and security holders may obtain free copies of these and other documents filed with the SEC by PG&E Corporation and the Utility through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed by PG&E Corporation and the Utility with the SEC will be available on their website at http://investor.pgecorp.com/.

Participants in the Solicitation

PG&E Corporation and the Utility and their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the matters to be considered at the 2019 Annual Meetings.  Information regarding certain of the directors and officers of PG&E Corporation and the Utility is contained in their joint proxy statement for their 2018 Annual Meetings, which was filed with the SEC on March 26, 2018. To the extent holdings of PG&E Corporation’s and the Utility’s securities by directors or executive officers have changed since the amounts set forth in the 2018 joint proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is or will be included in the joint proxy statement and other relevant documents filed with the SEC in connection with the 2019 Annual Meetings.

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